                                                                 Exhibit 11.0



July 9, 1999


United Refining Company
15 Bradley Street
Warren, Pennsylvania  16365

Gentlemen:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q for the quarterly period ended May 31, 1999 pursuant to Item 601 of Regulation S-K.

Note 2 of the notes to the interim condensed financial statements of United Refining Company (the "Company"), describes a change in the method of accounting for turnaround costs. Turnaround costs, which consist of complete shutdown and inspection of significant units of the refinery at intervals of three or more years for necessary repairs and replacement, were estimated during the units' operating cycles and were charged against income currently. Turnaround costs will now be capitalized as incurred and amortized over the period between turnarounds. Management has advised us that the change is necessary because it has become increasingly difficult, if not impossible, to reasonably estimate the amount of turnaround costs which will be incurred due to the numerous and ever-changing environmental rules and regulations which impact their facilities. Management has also advised us that they believe the new method is preferable because (1) the costs extend the life of the assets which comprise the refinery;
(2) the change will result in a better matching of revenues and expenses; and
(3) the change is consistent with industry practices. Although there are no authoritative criteria for determining a "preferable" method in the circumstances, we conclude that the change in the method of accounting for turnaround costs is to an acceptable alternative method, which based on management's business judgement to make this change for the reasons cited above, is preferable in the circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to August 31, 1998, and therefore we do not express any opinion on any financial statements of United Refining Company subsequent to that date.


/s/ BDO SEIDMAN, LLP
--------------------
BDO Seidman, LLP
New York, New York